                                                                   EXHIBIT 99.22

This announcement is neither an offer to purchase nor a solicitation of an offer to sell LASMO Securities. The Offer is made in the United States by Amerada Hess Corporation solely by the Offer Document dated December 13, 2000 and related Letter of Transmittal and Form of Acceptance and is not being made to, nor will acceptances be accepted from or on behalf of, holders of LASMO Securities in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those United States jurisdictions whose securities laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of those jurisdictions. The Offer Document, the Letter of Transmittal, the Form of Acceptance and related materials should not be forwarded or transmitted in or into Canada, Australia or Japan.

                   NOTICE OF RECOMMENDED CASH AND SHARE OFFER

                                       BY

                            AMERADA HESS CORPORATION

                                     AND BY

                           GOLDMAN SACHS INTERNATIONAL
                    ON ITS BEHALF (OUTSIDE THE UNITED STATES)

                                       FOR

               ALL OF THE ISSUED AND TO BE ISSUED SHARE CAPITAL OF

                                    LASMO PLC

                             ON THE FOLLOWING BASIS:

                        FOR EVERY 78.7 LASMO SHARES HELD
               (POUND)98.29 IN CASH AND 1 NEW AMERADA HESS SHARE

                         FOR EVERY 78.7 LASMO ADSS HELD
              (POUND)294.87 IN CASH AND 3 NEW AMERADA HESS SHARES



     Amerada Hess Corporation (the "Offeror") is offering to purchase (i) all issued and to be issued ordinary shares of 25 pence each (the "LASMO Shares") of LASMO plc ("LASMO") for (pound)98.29 in cash and 1 new share of the Offeror for every 78.7 LASMO Shares and (ii) all American Depositary Shares of LASMO, each representing three LASMO Shares ("LASMO ADSs") and evidenced by American Depositary Receipts ("ADRs"), for (pound)294.87 in cash and 3 new shares of the Offeror for every 78.7 LASMO ADSs on the terms and subject to the conditions set forth in the Offer Document dated December 13, 2000 (the "Offer Document"), the related Letter of Transmittal and Form of Acceptance (which, as amended or supplemented from time to time, together constitute the "Offer"). LASMO Shares and LASMO ADSs are referred to collectively as "LASMO Securities".

     Holders of LASMO Securities who validly accept the Offer may elect to vary the proportions in which they receive shares of the Offeror and cash (the "Mix and Match Election"). The Mix and Match Election will remain open until 3:00 p.m. (London time), 10:00 a.m. (New York time) on the date five calendar days after the expiration of the Initial Offer Period (as defined below), including any extension thereof. The maximum number of new Offeror shares to be issued under the Offer and the maximum amount of cash to be paid under the Offer will not be varied as a result of the Mix and Match Election. Accordingly, the ability of holders of LASMO Securities to make a Mix and Match Election will depend on the extent to which other holders of LASMO Securities make opposite elections. Other relevant terms of the Mix and Match Election, including limitations on the ability to change a Mix and Match Election, are set out in paragraph 5 of Part B of Appendix I of the Offer Document.


THE OFFER WILL EXPIRE AT 3:00 P.M. (LONDON TIME), 10:00 A.M. (NEW YORK CITY
TIME), ON FRIDAY, JANUARY 12, 2001, UNLESS THE OFFER IS EXTENDED (THE "INITIAL OFFER PERIOD"). AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS (THE "SUBSEQUENT OFFER PERIOD"). HOLDERS OF LASMO SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD (OTHER THAN IN LIMITED CIRCUMSTANCES).

     The Directors of LASMO, who have been so advised by Schroder Salomon Smith Barney ("Schroder"), consider the terms of the Offer to be fair and reasonable. In providing advice to the Directors of LASMO, Schroder has taken into account the commercial assessments of such Directors. Accordingly, the Directors of LASMO unanimously recommend all holders of LASMO Securities to accept the Offer.

     The Offer is conditional upon, among other things, valid acceptances being received (and not, where permitted, withdrawn) by the expiration of the Offer in respect of not less than 90% in nominal value of LASMO Shares (including LASMO Shares represented by LASMO ADSs) to which the Offer relates (or such lower percentage as the Offeror may decide), provided that such condition (the "Acceptance Condition") will not be satisfied unless the Offeror and/or its wholly owned subsidiaries shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise), LASMO Securities carrying in the aggregate more than 50% of the voting rights then exercisable at general meetings of LASMO. The Offeror reserves the right to reduce the percentage of LASMO Securities required to satisfy the Acceptance Condition at any time prior to all of the conditions being satisfied, fulfilled or, where permitted, waived. At least five business days prior to any such reduction, the Offeror will announce that it has reserved the right to reduce the Acceptance Condition. Such announcement will state the exact percentage to which the Acceptance Condition may be reduced, will state that such reduction is possible but that the Offeror need not declare its actual intentions until it is required to do so under the City Code on Takeovers and Mergers of the UK (the "City Code") and will contain language advising holders of LASMO Securities to withdraw their LASMO Securities if their willingness to accept the Offer would be affected by a reduction of the Acceptance Condition. The Offeror will not make such an announcement unless the Offeror determines there is a significant possibility that sufficient number of acceptances will be received to permit the Acceptance Condition to be satisfied at such reduced level. Upon any announcement being made that the percentage of LASMO Shares (including LASMO Shares represented by LASMO ADSs) required to satisfy the Acceptance Condition may be reduced, the Offer shall not be capable of becoming or being declared unconditional in all respects until the expiry of at least five business days thereafter. LASMO Securityholders will be able to accept the Offer for at least five business days after a reduction of the Acceptance Condition either during the Initial Offer Period or the Subsequent Offer Period. Other conditions of the Offer are set out in Part A of Appendix I of the Offer Document.

     The Offeror reserves the right (but will not be obliged, other than as may be required by the City Code or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the General Rules and Regulations thereunder) at any time or from time to time to extend the Offer and, in such event, will make a public announcement of such extension in the manner described below. Except with the consent of the Panel on Takeovers and Mergers of the UK (the "Panel"), the Offer shall not be capable of becoming unconditional as to acceptances (nor, therefore, unconditional in all respects) and, accordingly, the Initial Offer Period is not (except with the consent of the Panel) capable of being extended, after midnight (London time), 7:00 p.m. (New York City time), on February 11, 2001. Any decision to extend the Offer will be announced by 8:00 a.m. (London time) in the United Kingdom and 8:00 a.m. (New York City time) in the United States on the relevant day (or such later time and/or date as the Panel may agree).

     If all of the conditions to the Offer are satisfied, fulfilled or, where permitted, waived at the expiration of the Initial Offer Period, the consideration for LASMO Securities purchased pursuant to the Offer will be paid, with respect to LASMO Securities tendered during the Initial Offer Period, within 14 calendar days after the expiration of the Initial Offer Period and, with respect to LASMO Securities tendered during the Subsequent Offer Period, within 14 calendar days of the tendering date. In all cases, payment of LASMO Securities purchased pursuant to the Offer will be made only after timely receipt by either The Bank of New York in its capacity as depositary for the Offer in the United States (the "US Depositary") or Computershare Services PLC in its capacity as the UK receiving agent (the "UK Receiving Agent"), as the case may be, of (i) certificates representing the LASMO Shares, ADRs representing the LASMO ADSs, or (only in the case of LASMO ADSs) timely confirmation of a book-entry transfer of such LASMO ADSs evidenced by ADRs into the US Depositary's account pursuant to the procedures set forth in the Offer Document, (ii) the Letter of Transmittal (in the case of acceptances relating to LASMO ADSs) or the relevant Form of Acceptance (in the case of acceptances relating to LASMO Shares), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal or the Form of Acceptance. Instead of receiving cash consideration in pounds sterling, holders of LASMO Shares who so wish may elect, in accordance with the terms set forth in the Offer Document, to receive US dollars. Holders of LASMO ADSs are entitled under the terms of the Offer to receive cash consideration in pounds sterling. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of LASMO ADSs will receive cash consideration in US dollars.

     If all of the conditions to the Offer have been either satisfied, fulfilled or, to the extent permitted, waived and the Offeror has acquired or contracted to acquire, pursuant to the Offer or otherwise, at least 90 per cent. in nominal value of the LASMO Shares (including LASMO Shares represented by LASMO ADSs) to which the Offer relates, before the end of the four month period provided by the United Kingdom Companies Act, the Offeror will be entitled, and intends, to acquire the remaining LASMO Securities on the same terms as the Offer pursuant to the compulsory acquisition procedure set out in sections 428 to 430E of the United Kingdom Companies Act.

     If a holder of LASMO ADSs wishes to accept the Offer in respect of LASMO ADSs and the ADRs evidencing such LASMO ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary while the Offer remains open for acceptances, such holder's acceptance of the Offer in respect of LASMO ADSs may be effected by following the guaranteed delivery procedures set forth in the Offer Document.

     Except as described below and in the Offer Document, acceptances of the Offer for LASMO Securities are irrevocable. Acceptances of the Offer may be withdrawn pursuant to the procedures set out below at any time during the Initial Offer Period, including any extension thereof, but not during the Subsequent Offer Period, except in certain limited circumstances as described in the Offer Document. To be effective, a written notice of withdrawal must be timely received by the party (either the UK Receiving Agent or the US Depositary) to whom the acceptance was originally sent at one of the addresses set forth in the Offer Document and must specify the name of the person who has tendered LASMO Securities, the number of LASMO Securities to be withdrawn and (if share certificates or ADRs have been tendered) the name of the registered holder of the LASMO Securities, if different from the name of the person whose acceptance is to be withdrawn. In respect of LASMO ADSs, if ADRs have been delivered or otherwise identified to the US Depositary then, prior to the physical release of such ADRs, the serial numbers shown on such ADRs must be submitted, and, unless the LASMO ADSs evidenced by such ADRs have been delivered by an Eligible Institution (as defined in the Offer Document), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If LASMO ADSs evidenced by ADRs have been delivered pursuant to the procedures for book-entry transfer set forth in the Offer Document, any notice of withdrawal must also specify the name and number of account at the Book-Entry Transfer Facility (as defined in the Offer Document) to be credited with the withdrawn LASMO ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, whose determination (except as required by the Panel) shall be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act, is contained in the Offer Document and incorporated herein by reference. LASMO has provided the Offeror with LASMO shareholder and security position listings for the purpose of disseminating the Offer to holders of LASMO Securities. The Offer Document, the Letter of Transmittal and/or the Form of Acceptance are being mailed to holders of record of LASMO Securities and are being furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees appear as holders of record for subsequent transmittal to beneficial owners of LASMO Securities.

     THE OFFER DOCUMENT AND RELATED MATERIALS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISIONS ARE MADE WITH RESPECT TO THE OFFER.

     Requests for assistance or copies of the Offer Document, the Letter of Transmittal, the Form of Acceptance and all other related materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than Goldman Sachs International and the Information Agent) for soliciting tenders of LASMO Securities pursuant to the Offer.


                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.

               UNITED KINGDOM                      UNITED STATES
          2 London Wall Buildings                77 Water Street
                 2nd Floor                          20th Floor
        London Wall, London EC2M 5PP          New York, New York 10005
          Freephone: 0800 169 6962          Toll-Free: 1 (800) 628-8536
        Collect: +44 (0)20 7920 9700          Collect: (212) 269-5550



December 13, 2000